EZCORP ACQUIRES 40 ADDITIONAL PAWN STORES IN MEXICO
AUSTIN, Texas, June 25, 2018 - EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced that it has acquired 40 pawn stores operating under the name “Montepio San Patricio” in and around Mexico City. With this acquisition, the Company has a total of 139 stores in the Mexico City area, the largest market in Mexico. EZCORP now owns and operates a total of 961 pawn stores, 47% (451) of which are located in Latin America.
Stuart Grimshaw, EZCORP Chief Executive Officer stated: “The acquisition of the San Patricio stores is our largest acquisition in Mexico to date and significantly strengthens our competitive position in the strategically important Mexico City metropolitan area. The physical space in these stores is substantially larger than our average store in Mexico, giving us the capacity to increase their focus on general merchandise pawn loan and retail activities. We expect this acquisition to be immediately accretive to our earnings, and we plan to enhance profitability through the expansion of their general merchandise business and through administrative synergies.
“We are excited about our continued expansion in Latin America, where we have consistently been delivering market leading growth with acquisitions, new store openings and same store improvements. We expect this region to provide significant opportunities for further profitable growth.”
The acquisition was completed earlier today, and the purchase price was paid in cash.
ABOUT EZCORP
Formed in 1989, EZCORP is a leading provider of pawn loans in the United States and Latin America. It also sells merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on the NASDAQ stock market under the symbol EZPW and is a member of the Russell 2000 Index, S&P SmallCap 600 Index, S&P 1000 Index and NASDAQ Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the company’s strategy, initiatives and expected performance. These statements are based on the company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the company's strategy, initiatives and future performance, that address activities or results that the company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, foreign currency rate fluctuations or current or future litigation. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545